Filed Pursuant to Rule 424(b)(2)

File Number 333-145845

Subject to completion

Preliminary Pricing Supplement dated February 3, 2010

Pricing Supplement to the Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009

$[—]

Barclays Perpetual Rolling Open Structure Protecting Equity Returns (PROSPER) ETF Notes

The Barclays PROSPERTM ETF Notes due July 24, 2014 (the “Securities”) are linked to the performance of the Barclays PROSPERTM ETF Portfolio (the “Portfolio”), a notional portfolio which changes its asset allocation depending on the performance of its constituent assets over the term of the Securities. Unlike ordinary debt securities, the Securities do not pay any interest during their term. Instead, you will receive a payment at maturity that is equal to the greater of (a) the net asset value of each Portfolio Unit (as defined below) as of the final valuation date or (b) the minimum protection level as of the final valuation date. The Securities are designed for investors who want to participate in the performance of the Portfolio and who are willing to risk receiving less at maturity than the initial amount invested in the Securities, but no less than a minimum protection level, as described herein. The Portfolio is a notional portfolio created by Barclays Bank PLC, and holders of the Securities will have no legal or beneficial interest in the Portfolio or any of its components. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Medium-Term Notes, Series A

Inception Date: February [—], 2010

Issue Date: February [—], 2010

Maturity Date: July 24, 2014

Portfolio Launch Date: July 22, 2009

Reference Portfolio: The return on the Securities is linked to the performance of the Barclays PROSPER™ ETF Portfolio, which was first launched on July 22, 2009 (the “Portfolio”) and tracks the value of a notional investment in (a) index-linked cash deposits (the “cash assets”) and (b) a specified basket of exchange-traded funds (the “performance basket”) and index-linked cash deposits representing the notional amount of cash distributed as dividends by such exchange-traded funds subsequent to the Portfolio launch date, net of hypothetical withholding tax (the “performance asset cash component” and, together with the performance basket, the “performance assets”). Following the Portfolio launch date, the allocation between the notional investments in the cash assets and the performance assets (together, the “constituent assets”) has varied, and will continue to vary during the term of the Securities, according to a dynamic allocation mechanism (the “PROSPER strategy”), as described further herein. The goal of the PROSPER strategy is to maximize the Portfolio’s exposure to the performance assets while maintaining the value of the Portfolio at or above a minimum protection level. The composition and the relative weights of the exchange-traded funds (“ETFs”) in the performance basket replicate the composition and relative weights of a growth basket of ETFs (the “Growth Basket”) selected by the Institute for Wealth Management (“IWM”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. For more information on IWM and the Growth Basket, see “Institute for Wealth Management and the Growth Basket.”

Portfolio Unit: For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit representing the value and performance of a single Security, assuming an investment of $1,000 in the Portfolio on the Portfolio launch date. On January 29, 2010, the value of each Portfolio Unit (the “Unit NAV”) was $1,059.98. At the close of business on each subsequent trading day, including the inception and final valuation dates, the Unit NAV will be calculated using the methodology described in “The Portfolio” of this pricing supplement.

Portfolio Allocation: On the Portfolio launch date, with respect to each Portfolio Unit, 64% of the Unit NAV, or $640, was allocated to the performance assets, and 36% of the Unit NAV, or $360, was allocated to the cash assets. The portfolio allocation has varied following the Portfolio launch date, and accordingly, on January 29, 2010, with respect to each Portfolio Unit, 53.42% of the Unit NAV, or $566.21, was allocated to the performance assets and 46.58%, or $493.77, was allocated to the cash assets. On each subsequent trading day, the allocation between the performance assets and cash assets will be subject to adjustment according to the PROSPER strategy, as described herein.

Payment at Maturity: If you hold your Securities to maturity, you will receive a payment for each Security that is equal to the greater of (1) the Unit NAV as of the final valuation date and (2) the minimum protection level as of the final valuation date.

Minimum Protection Level: The minimum protection level on any valuation date is equal to 85% of the highest Unit NAV calculated as of the close of business on all valuation dates following the Portfolio launch date, up to and including the then current valuation date. The minimum protection level as of January 29, 2010 was $934.53, which represents 85% of the highest Unit NAV calculated on any valuation date between the Portfolio launch date and January 29, 2010 (inclusive of both days). Accordingly, on any subsequent valuation date, including the final valuation date, the minimum protection level will not be lower than $934.53.

Investor Fee: The investor fee is generally equal to 1.75% of the Unit NAV per year and has been, and generally will be, deducted from the Unit NAV on each valuation date following the Portfolio launch date, but may be less than such amount under certain circumstances, as described below under “Investor Fee Rate.” No investor fee was deducted on the Portfolio launch date. On each subsequent valuation date, up to and including the final valuation date, the investor fee was and will be deducted, on a pro-rata basis, from the constituent assets within each Portfolio Unit by the following percentage: (1) the investor fee rate on such valuation date times (2) the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date, divided by (3) 365. The Unit NAV calculated on each valuation date reflects the net asset value of the Portfolio Unit after the deduction of investor fee on such valuation date. Notwithstanding the deduction of any investor fees, you will not receive less than the minimum protection level at maturity.

Investor Fee Rate: The investor fee rate is 1.75% on any valuation date after the Portfolio launch date if the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such preceding valuation date. If the Unit NAV on the immediately preceding valuation date is less than or equal to the minimum protection level on such preceding valuation date, the investor fee rate will be the lesser of (1) 1.75% and (2) the cash index interest rate (as defined herein) of the then current valuation date.

Valuation Date: A valuation date is any trading day on or after the Portfolio launch date where the Unit NAV was and will be calculated using the methodology described in the “The Portfolio” of this pricing supplement. The “initial valuation date” was the Portfolio launch date. The “final valuation date” for the Securities will be July 21, 2014, subject to market disruption events and non-trading days.

Trading Day: A trading day is any business day on which trading is generally conducted on NYSE Arca and trading is generally conducted on the interbank market, in each case as determined by the calculation agent in its sole discretion.

Secondary Market: The Securities will not be listed on any securities exchange when they are issued. Although we may, in our sole discretion, apply to list the Securities on a securities exchange subsequent to their issuance, we presently have no intention to do so.

Cover page cont’d:

CUSIP Number: [—]

ISIN: [—]

The Securities are not fully principal protected. In the event of a decline in the value of the Portfolio, the payment you receive for each Security may be less than the face amount of the Security. As a result, you may lose a portion of your investment in the Securities. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Security	Total
Price to Public	[—]*	$[—]
Agent’s Commission	0%	$0
Proceeds to Barclays Bank PLC	[—]	$[—]

*	On the inception date, we will sell the Securities to our agent and affiliate, Barclays Capital Inc., at a price per Security equal to the Unit NAV of one Portfolio Unit at the close of business on such inception date. On the inception date, Barclays Capital Inc. will offer the Securities to the public at a public offering price per Security equal to the Unit NAV of one Portfolio Unit at the close of business on such inception date. If the Unit NAV per Security at the close of business on the inception date is greater than the face amount of such Security, the price to the public will include a premium over the face amount of each Security. We will receive proceeds that are equal to the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. Following the inception date, the Securities may be sold in one or more negotiated transactions, at prices that may be different than the initial offering price. Such sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Pricing Supplement dated             , 2010

Issued in denominations of $1,000

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-2
HYPOTHETICAL EXAMPLES	PS-7
RISK FACTORS	PS-10
THE PORTFOLIO	PS-15
INSTITUTE FOR WEALTH MANAGEMENT AND THE GROWTH BASKET	PS-40
MARKET DISRUPTION EVENTS	PS-40
TRADEMARKS	PS-41
VALUATION OF THE SECURITIES	PS-41
SPECIFIC TERMS OF THE SECURITIES	PS-41
CLEARANCE AND SETTLEMENT	PS-44
USE OF PROCEEDS AND HEDGING	PS-44
SUPPLEMENTAL TAX CONSIDERATIONS	PS-44
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-47

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-5
DESCRIPTION OF MEDIUM-TERM NOTES	S-26
TERMS OF THE NOTES	S-31
INTEREST MECHANICS	S-37
CERTAIN FEATURES OF THE NOTES	S-40
DESCRIPTION OF UNIVERSAL WARRANTS	S-48
TERMS OF THE WARRANTS	S-53
CERTAIN FEATURES OF THE WARRANTS	S-57
REFERENCE ASSETS	S-62
CLEARANCE AND SETTLEMENT	S-104
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-109
PLAN OF DISTRIBUTION	S-111
CONFLICTS OF INTEREST	S-113
USE OF PROCEEDS AND HEDGING	S-114
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-115
VALIDITY OF SECURITIES	S-128

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DESPOSITARY RECEIPTS	41
DESCRIPTION OF SHARE CAPITAL	47
TAX CONSIDERATIONS	48
PLAN OF DISTRIBUTION	65
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	68
WHERE YOU CAN FIND MORE INFORMATION	69
FURTHER INFORMATION	69
VALIDITY OF SECURITIES	69
EXPERTS	69
EXPENSES OF ISSUANCE AND DISTRIBUTION	70

PRICING SUPPLEMENT SUMMARY

The following is a summary of the terms of the Barclays PROSPER™ ETF Notes, due July 24, 2014 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated February 10, 2009, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated September 14, 2009, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Barclays PROSPER™ ETF Portfolio (the “Portfolio”). The Portfolio was first launched on July 22, 2009 (the “Portfolio launch date”), and is a notional portfolio which changes its asset allocation depending on the performance of its constituent assets. Unlike ordinary debt securities, the Securities do not pay any interest during their term. The Securities are partially principal protected, as described in more detail in this section under “—Payment at Maturity.” The Securities will be issued in denominations of $1,000.

The Portfolio

The Portfolio is a dynamic composite portfolio that tracks the value of a notional investment in (a) index-linked cash deposits (the “cash assets”) and (b) a specified basket of exchange-traded funds (the “performance basket”) and index-linked cash deposits representing the notional amount of cash distributed as dividends by such exchange-traded funds subsequent to the Portfolio launch date, net of hypothetical withholding tax (the “performance asset cash component” and, together with the performance basket, the “performance assets”). The notional investments in the performance assets and the cash assets (together, the “constituent assets”) are described in more detail under “—The Portfolio Constituents.”

For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit representing the value and performance of a single Security, assuming an investment of a $1,000 in the Portfolio on the Portfolio launch date. On January 29, 2010, the value of each Portfolio Unit (the “Unit NAV”) was $1,059.98. At the close of business on each subsequent trading day, including the inception and final valuation dates, the Unit NAV will be calculated using the methodology described in “The Portfolio” of this pricing supplement.

On the Portfolio launch date, with respect to each Portfolio Unit, 64% of the Unit NAV, or $640, was allocated to the performance assets, and 36% of the Unit NAV, or $360, was allocated to the cash assets. The portfolio allocation has varied following the Portfolio launch date and will continue to vary during the term of the Securities according to a dynamic allocation mechanism (the “PROSPER strategy”). On January 29, 2010, with respect to each Portfolio Unit, 53.42% of the Unit NAV, or $566.21, was allocated to the performance assets and 46.58%, or $493.77, was allocated to the cash assets. For more information on the PROSPER Strategy and the allocation between performance assets and cash assets, see “The Portfolio—The PROSPER Strategy” in this pricing supplement.

A “valuation date” is any trading day on or after the Portfolio launch date where the Unit NAV is calculated using the methodology described in the “The Portfolio” of this pricing supplement. The “initial valuation date” was the Portfolio launch date. The “final valuation date” for the Securities will be July 21, 2014, subject to market disruption events and non-trading days.

A “trading day” is any business day on which trading is generally conducted on NYSE Arca and trading is generally conducted on the interbank market, in each case as determined by the Calculation Agent in its sole discretion.

The Portfolio Constituents

Cash asset constituents. The cash assets consist of notional cash deposits, which accrue interest at the cash rate and are rolled on a daily basis with compounded interest. The “cash rate” is set by reference to the Barclays USD Overnight Cash Index (the “cash index”). The cash index reflects the performance of a U.S. dollar daily rolling money market deposit. The cash index is calculated on each business day using an interest rate (the “cash index interest rate”) equal to (1) the U.S. federal funds effective rate on that day (as calculated by the Federal Reserve Bank of New York based on volume-weighted average of rates on trades arranged by major brokers) minus (2) 0.15%. If the U.S. federal funds effective rate is not available on a given business day, the cash index interest rate is calculated using the last available U.S. federal funds effective rate. The cash index is calculated and published on Bloomberg page BXIIOUSD with respect to the previous business day. For more information on the calculation of cash rate, see “The Portfolio—The Portfolio Constituent Assets—The Cash Assets.”

Performance asset constituents. The performance basket consists of notional investments in a basket of eight exchange-traded funds (“ETFs”) that replicates the composition and relative weights of a growth basket of ETFs (the “Growth Basket”) selected by the Institute for Wealth Management (“IWM”). The ETFs included in the performance basket track the performance of various underlying indices, as specified in the table below:

ETF	Tracks Performance of:
iShares Russell 1000 Index Fund	U.S. “large-cap” companies, as measured by the Russell 1000 Index

iShares S&P MidCap 400 Index Fund	U.S. “mid-cap” companies, as measured by the S&P MidCap 400 Index

iShares Russell 2000 Index Fund	U.S. “small-cap” companies, as measured by the Russell 2000 Index

iShares MSCI EAFE Index Fund	Securities in European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index

iShares MSCI Emerging Markets Index Fund	Securities in emerging markets, as measured by the MSCI Emerging Markets Index

SPDR® Dow Jones REIT ETF	Real estate investment trusts, as measured by the Dow Jones U.S. Select REIT Index

PowerShares DB Commodity Index Tracking Fund	Exchange-traded commodity futures, as measured by the Deutsche Bank Liquid Commodity Index-Optimum Yield Diversified Excess Return

iShares Barclays Aggregate Bond Fund	Total U.S. investment grade bond market as defined by the Barclays Capital U.S. Aggregate Index

The performance assets further contain a “performance asset cash component” in the form of index-linked cash deposits, which accrue interest at the cash rate. The performance asset cash component represents a notional amount of cash distributed as dividends by the ETFs included within the performance basket subsequent to the Portfolio launch date, net of hypothetical withholding tax, as determined by the calculation agent in a commercially reasonable manner.

For purposes of calculation, the performance assets are divided into “Performance Units.” On the Portfolio launch date, the value of the performance assets in each Performance Unit (the “Performance Value”) was $1,000 and the number of Performance Units in each Portfolio Unit (the “Performance Number”) was 0.64. On any valuation date ‘t’ after the Portfolio launch date, including the inception date and the final valuation date, the Performance Value and the Performance Number, were and will be calculated as described under “The Portfolio.” For the weightings of the performance assets of the Portfolio, see “The Portfolio—Weightings of the Performance Assets.”

Launch, Inception, Issuance and Maturity

The Portfolio was first launched on July 22, 2009, which we refer to as the “Portfolio launch date”. The Securities were first sold on February [—], 2010, which we refer to as the “inception date.” The Securities are expected to be first issued on February [—], 2010, which we refer to as the “issue date”, and are due on July 24, 2014, which we refer to as the “maturity date.”

Payment at Maturity

If you hold your Securities to maturity, you will receive a payment for each Security that is equal to the greater of (1) the Unit NAV as of the final valuation date and (2) the minimum protection level as of the final valuation date.

Minimum Protection Level

The minimum protection level on any valuation date is equal to 85% of the highest Unit NAV calculated as of the close of business on all valuation dates following the Portfolio launch date, up to and including the then current valuation date. The minimum protection level as of January 29, 2010 was $934.53, which represents 85% of the highest Unit NAV calculated on any valuation date between the Portfolio launch date and January 29, 2010 (inclusive of both days). On any subsequent valuation date, including the final valuation date, the minimum protection level will not be lower than $934.53.

Investor Fee

The investor fee is generally equal to 1.75% of the Unit NAV per year and has been, and generally will be, deducted from the Unit NAV on each valuation date following the Portfolio launch date but may be less than such amount under certain circumstances, as described in the following paragraph. No investor fee was deducted on Portfolio launch date. On each subsequent valuation date, up to and including the final valuation date, the investor fee was and will be deducted, on a pro-rata basis, from the constituent assets within each Portfolio Unit by the following percentage: (1) the investor fee rate on such valuation date times (2) the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date, divided by (3) 365. The Unit NAV calculated on each valuation date reflects the net asset value of the Portfolio Unit after the deduction of investor fee on such valuation date. Notwithstanding the deduction of any investor fees, you will not receive less than the minimum protection level at maturity.

The “investor fee rate” is 1.75% on any valuation date after the Portfolio launch date if the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such preceding valuation date. If the Unit NAV on the immediately preceding valuation date is less than or equal to the minimum protection level on such preceding valuation date, the investor fee rate will be the lesser of (1) 1.75% and (2) the cash index interest rate (as defined herein) on the then current valuation date.

Because the investor fee reduces the amount of your return at maturity, the constituent assets of the Portfolio will need to increase significantly in value in order for you to receive at maturity at least the amount of your investment in the Securities. If the increase in the value of the Portfolio’s constituent assets is insufficient to offset the negative effect of the investor fee, or such value decreases, you will receive less than the amount of your investment at maturity.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Risk to principal—If you hold the Securities to maturity, the Securities are protected up to a minimum protection level equal to 85% of the highest Unit NAV of the Portfolio calculated as of the close of business on all valuation dates prior to the final valuation date. If the Unit NAV of the Portfolio declines during the term of the Securities, your payment at maturity may be less than the amount you invested.

•

Conflicts of Interest—Barclays Bank PLC will serve as the calculation agent for the Securities. The calculation agent is responsible for the composition, calculation and maintenance of the Portfolio, and may also, in its sole discretion, make a number of determinations, including the existence of market disruption events, business days and the maturity date that may affect the market value of the Securities. As such, the calculation agent may have a conflict of interest in the exercise of its discretion.

•	No Interest Payments—You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist—The Securities will not be listed on any securities exchange when they are issued. Although we may, in our sole discretion, apply to list the Securities on a securities exchange subsequent to their issuance, we presently have no intention to do so. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. If you sell your Securities to an affiliate of Barclays Bank PLC or in the secondary market, the price you will receive may be lower than the intrinsic value of the Securities as measured based on the value of the Portfolio at the time of sale.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of losing a portion of the amount you invest in the Securities.

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of a specified portfolio of ETFs with a dynamic asset allocation.

•	You are willing to hold the Securities to maturity.

The Securities may not be a suitable investment for you if:

•	You are not willing to accept the risk of losing a portion of the amount you invest in the Securities.

•	You seek current income from your investment.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You are not willing to hold your Securities to maturity.

What Are the Tax Consequences?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If the Securities are so treated and you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield for the Securities and pay tax accordingly, even though you will not receive any payments from us until maturity of the Securities. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Securities will be taxed as ordinary income. If you are a secondary purchaser of the Securities, the tax consequences to you may be different.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Supplemental Tax Considerations” below.

HYPOTHETICAL EXAMPLES

To illustrate how the Securities would perform under different conditions, we randomly simulated various price paths of a hypothetical Performance Unit during a hypothetical five-year period to illustrate the resulting changes over this period in the value and composition of a hypothetical Portfolio Unit and in the minimum protection level. The hypothetical return of the Performance Unit represents the hypothetical performance of a direct investment in the ETFs included in the performance basket. The examples that follow are based upon the following assumptions regarding the terms of the hypothetical securities:

•	The return of the Performance Unit is normally distributed and its volatility remains at a constant level of 25% during the hypothetical five-year period.

•	The cash rate remains at a constant rate of 3% per annum, a level approximately equal to the average cash rate since 1999.

•	The Target Gap Risk Factor is 23.60%, the Maximum Gap Risk Factor is 30.89% and the Minimum Gap Risk Factor is 19.09%.

•	The investor fee is calculated using the applicable investor fee rate.

•	The minimum protection level is 85% of the highest Unit NAV since inception.

•

On the hypothetical inception date, the Unit NAV is assumed to be $1,000, with a 64% allocation in the performance assets and a 36% allocation in the cash assets (which replicates the Unit NAV and the allocation between performance assets and cash assets as of the Portfolio launch date).

Investors are advised that the hypothetical examples are provided for illustrative purposes only. The hypothetical Performance Unit discussed in this section is not intended to reflect the past or future performance of the performance assets or the Growth Basket.

Example 1:

In this example, the Performance Unit generally appreciates over the five-year period.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
177.9%	22.7%	45.2%	7.7%	$1,452	45.2%	7.7%

Example 2:

In this example, the Performance Unit generally depreciates over the five-year period.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
-54.3%	-14.5%	-12.5%	-2.6%	$875	-12.5%	-2.6%

Example 3:

In this example, the Performance Unit depreciates in the last two years of the five-year period after a period of significant appreciation during the first three years.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
-21.9%	-4.8%	26.7%	4.8%	$1,267	26.7%	4.8%

Example 4:

In this example, the Performance Unit appreciates in the last two years of the five-year period after a period of significant depreciation during the first three years.

Performance Unit Final Return	Annualized Yield on the Performance Unit	Portfolio Unit Final Return	Annualized Yield on the Portfolio Unit	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
14.4%	2.7%	3.1%	0.6%	$1,031	3.1%	0.6%

RISK FACTORS

The Securities are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Portfolio. Investing in the Securities is not equivalent to investing directly in the constituent assets of the Portfolio. See the section entitled “The Portfolio” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

You should also consider the tax consequences of investing in the Securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” in this pricing supplement.

The Amount You Invest in the Securities is Not Fully Protected

The Securities are not fully principal protected and consequently you risk losing a portion of your initial investment. The return on the Securities is based on the greater of the Unit NAV of the Portfolio on the final valuation date or the minimum protection level at such time. The minimum protection level is 85% of the highest Unit NAV of the Portfolio calculated on all valuation dates up to and including the final valuation date. On January 29, 2010, the minimum protection level was $934.53. Thus, if there is decline in the Unit NAV during the term of the Securities, the payment you receive for a Security at maturity may be less than the amount you invest in the Securities.

Delays Between the Calculation of the Net Asset Value of the Portfolio and Adjustments to the Portfolio’s Relative Exposure to its Constituent Assets May Result in Unnecessary Adjustments

If the calculation agent, using the PROSPER strategy, determines that adjustments to the Portfolio’s relative exposure to its constituent assets is necessary, the adjustment will take place on the following business day. As a result, the calculation agent may determine that an adjustment is necessary, even if the value of the cash assets and performance assets, at the time that adjustment actually takes place, are such that adjustment would not be necessary under the PROSPER strategy. The calculation agent may also adjust exposure to the performance assets to a greater or lesser extent than would be required if the adjustment took place on the same business day as the value of the constituent assets were calculated.

The PROSPER Strategy is a Dynamic Asset Allocation Strategy That Can Lead to an Underexposure of Your Securities to the Performance Assets

The calculation agent uses the PROSPER strategy to adjust the relative exposure of your Securities to the cash assets, on the one hand, and the performance assets, on the other hand. The Portfolio’s exposure to the performance assets will decrease when they perform negatively and may result in a 100% allocation to the cash assets.

If, at any time, the PROSPER strategy has resulted in a low or zero exposure of the Portfolio to the performance assets, and the performance assets subsequently appreciate significantly, the Portfolio may not be able to fully participate in this appreciation. If the PROSPER strategy results in a low exposure of the Portfolio to the performance assets, you may not receive as great a return on the Securities as you would have received by investing the same amount through a direct investment in the performance assets or a principal-protected security that is exposed to the performance assets through a traditional call option.

The Performance Assets Consist of ETFs, which May Underperform Compared to Their Underlying Indices

The performance assets consist, in part, of ETFs, each of which is designed to track the performance of an underlying index. However, unlike the underlying indices, the ETFs will reflect transaction costs and fees that may reduce their relative performance. Moreover, it is also possible that any of the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in that ETF, differences in trading hours between that ETF and its underlying index or other circumstances. Because the return on your Securities is partially linked to the price and yield performance of the ETFs, and not to their underlying indices, the return on your Securities may be less than that of an alternative investment linked directly to the underlying indices.

Unlike Ordinary Debt Securities, You Will Not Receive a Regular Payment of Interest

Unlike ordinary debt securities, there is no interest payment payable in respect of the Securities. Thus, you will receive no current income in respect of the Securities during the term of the Securities.

Even if the Value of the Portfolio’s Constituent Assets Increases, You May Receive Less Than the Amount Invested as a Result of Applicable Fees

Because the investor fee reduces the amount of your return at maturity, the constituent assets of the Portfolio will need to increase significantly in value in order for you to receive at maturity at least the amount of your investment in the Securities. If the increase in the value of the Portfolio’s constituent assets is insufficient to offset the negative effect of the investor fee, or such value decreases, you will receive less than the amount of your investment at maturity.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. In general, we expect that changes in the value of the Portfolio will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Securities;

•	the prevailing interest rate environment;

•	economic, financial, political, regulatory, geographical or judicial events that affect interest rates; and

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity

The price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Securities from you in secondary market transactions will be reduced by the cost of hedging our obligations through one or more of our affiliates. As such, it is likely to be lower than the amount you invested in the Securities, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

The Portfolio has Limited Historical Information

The Portfolio was created for the purpose of issuing these Securities. Because the Portfolio is of recent origin and limited historical performance data exists with respect to it, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology of which the Portfolio makes use as the basis for an investment decision.

Historical Levels of Comparable Portfolios Should Not Be Taken as an Indication of the Future Performance of the Portfolio During the Term of the Securities

It is impossible to predict whether the Portfolio will rise or fall. The actual performance of the Portfolio over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical level of comparable portfolios.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

The Securities will not be listed on any securities exchange when they are issued. Although we may, in our sole discretion, apply to list the Securities on a securities exchange subsequent to their issuance, we presently have no intention to do so. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If a secondary market for the Securities does exist, you may sustain significant losses if you sell your Securities in that secondary market. The price you will receive will reflect changes in market conditions and other factors and may include commissions or dealer discounts, and as a result the price you will receive may be significantly lower than the Unit NAV at the time of sale.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Barclays Bank PLC will serve as the calculation agent and will be responsible for the composition, calculation and maintenance of the Portfolio. As discussed in the section entitled “The Portfolio” in this pricing supplement, the calculation agent has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Portfolio, and any such judgments or actions may adversely affect the value of the Securities.

Additionally, the calculation agent may also, in its sole discretion, make a number of determinations including the existence of market disruption events, business days and the maturity date, which may affect the market value of the Securities. For instance, if the value of the Portfolio is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Portfolio or to postpone the final valuation date or the maturity date. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the amount payable at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such determination.

For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If a Market Disruption Event Occurs on the Final Valuation Date, the Calculation Agent Can Postpone the Determination of the Value of the Portfolio or the Maturity Date

The determination of the value of the Portfolio on the final valuation date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such date. If such a postponement occurs, the value of the Portfolio shall be determined using the value of the Portfolio on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than five business days. As a result, the maturity date for the Securities could also be postponed, although not by more than five business days. If the final valuation date is postponed until the fifth business day following its scheduled date but a market disruption event occurs or is continuing on such day, that day will nevertheless be considered the final valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Portfolio for such day. For more information on market disruption events, see “Market Disruption Events” in this pricing supplement.

The Actions of BlackRock Fund Advisors Could Adversely Affect the Value of Your Securities

The performance assets include certain ETFs issued by iShares, Inc. and the iShares Trust (together, “iShares”), each, a registered investment company. BlackRock Fund Advisors (“BFA”), in which Barclays Bank PLC has an ownership interest, serves as investment advisor to these ETFs.

As investment advisor, BFA provides an investment strategy for iShares ETFs and manages the investment of the assets of iShares ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares ETFs, and consequently, the value of the performance assets and the Securities.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in ETFs in the Performance Basket or Instruments Linked to such ETFs May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing or selling the ETFs in the performance basket or derivatives linked to such ETFs. Although they are not expected to, any of these hedging activities may affect prevailing performance asset prices and the value of the Portfolio and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the ETFs in the performance basket or in derivatives linked to such ETFs on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities may affect prevailing performance asset prices and the value of the Portfolio and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Our Business Activities May Create Conflicts of Interest

In addition to the role of the calculation agent, as described in this section under “—There are Potential Conflicts of Interest Between You and the Calculation Agent”, we and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related to the performance assets, futures or options on the performance assets, or other derivative instruments with returns linked to either the performance assets or the Portfolio that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Portfolio, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates have published and in the future may publish research reports with respect to the Portfolio, the PROSPER strategy and the performance assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect prevailing performance asset prices and the value of the Portfolio and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

If the Value of the Portfolio Cannot Be Calculated, the Calculation Agent Will Estimate its Value

If the value of the Portfolio is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Portfolio. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “—Role of Calculation Agent.”

The Return on the Securities Will Be Uncertain Until Maturity

The return on the Securities, if any, to be realized by a holder of Securities will be uncertain until the final valuation date. In addition, the return on the Securities will not be linked to a fixed or floating rate of interest. Instead, such return, if any, will depend upon the value of the Portfolio. There can be no assurance that the value of the Portfolio will increase during the term of the Securities. Depending on the performance of the Portfolio, you may receive, in respect of each Security, less than the face amount of a Security at maturity or in the event of a secondary market transaction.

You Will Not Have Rights in the ETFs Contained in the Performance Basket

As an owner of the Securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the ETFs in the Performance Basket that investors in the ETFs may have.

We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Securities

None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor to the holders of Securities. We have not recommended the ETFs included within the Portfolio, index-linked cash deposit, IWM, the Growth Basket that IWM has selected to be reflected in the Portfolio or any component of the Portfolio and have not evaluated whether any ETF included within the Portfolio, index-linked cash deposit, IWM, the Growth Basket selected by IWM to be reflected in the Portfolio or any component of the Portfolio is suitable or appropriate generally or for any potential investor in any respect.

We Are Not Obligated to Conduct Due Diligence

We are not obligated to conduct due diligence and analysis on any ETF included within the Portfolio, index-linked cash deposit, IWM, the Growth Basket selected by IWM to be reflected in the Portfolio or any component of the Portfolio. Nevertheless, we or our affiliates may conduct due diligence on any ETF included within the Portfolio, index-linked cash deposit, IWM, the Growth Basket selected by IWM to be reflected in the Portfolio or any component of the Portfolio from time to time, prior to and during the term of the Securities. We (or our affiliates) will conduct all such due diligence and analysis solely for our own benefit and in connection with our own risk management. Neither we nor our affiliates will conduct any due diligence or analysis for the benefit of, or on behalf of, the holders of the Securities. You cannot rely for any purpose on any of our information, analysis and opinions concerning any ETF included within the Portfolio, index-linked cash deposit, IWM, the Growth Basket selected by IWM to be reflected in the Portfolio or any component of the Portfolio.

There is No Guarantee Regarding the Performance of Any ETF or the Portfolio

There is no guarantee against loss of some or all of the value of any ETF or the Portfolio as a whole, except to the extent provided by the minimum protection level, as discussed herein. There can be no assurance that any ETF will achieve its investment objectives. Moreover, while IWM has selected a basket of ETFs that generally apply growth strategies, and the basket of ETFs is identified herein as the “Growth Basket”, it is possible that the ETFs and their respective components will not grow in value and instead decline in value, which would have an adverse effect on the value of your Securities.

U.S. Taxpayers Will be Required to Pay Tax on the Securities Each Year and Any Gain Recognized Will be Ordinary Income

The Securities will be reported as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes.

Accordingly, assuming this treatment is respected, if you are a U.S. individual or taxable entity, you will be required to pay taxes on ordinary income over the term of the Securities based on the comparable yield for the Securities, even though you will not receive any payments from us prior to maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale or maturity of the Securities will be ordinary income. If you are a secondary purchaser of the Securities, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further discussion, see “Supplemental Tax Considerations” below.

THE PORTFOLIO

The Portfolio tracks the value of a notional $1,000 investment in each Portfolio Unit on the Portfolio launch date. The allocation between performance assets and cash assets has changed following the Portfolio launch date and will continue to change in response to their relative performance during the term of the Securities. As such, the Portfolio seeks to benefit from potentially higher returns through an investment in the riskier performance assets, while maintaining the minimum protection level through a variable investment in the safer cash assets.

The PROSPER Strategy

The Portfolio uses a dynamic allocation process known as the PROSPER strategy to determine the appropriate level of exposure to the performance assets and cash assets on any trading day. At the center of the strategy is the calculation of the “gap risk factor”, which measures the extent to which the performance assets can decline in value before the Unit NAV of the Portfolio declines to the minimum protection level. A high gap risk factor will lead to underexposure of the Portfolio to the performance assets, and thus a lower return on any appreciation of the performance assets. However, a low gap risk factor will lead to overexposure to the performance assets, which increases the risk that a decline in the value of the performance assets will cause the Unit NAV of the Portfolio to fall below the minimum protection level. The PROSPER strategy aims to dynamically re-allocate the notional investment in the cash assets and performance assets such that the gap risk factor for the Portfolio remains as close as possible to a pre-determined target equal to 23.60%, referred to as the “portfolio target gap risk factor.”

The portfolio target gap risk factor is used to allocate the level of investment in the performance assets as described below.

The PROSPER strategy consists of three steps. First, the Unit NAV is calculated at the close of business on each valuation date. Second, the Portfolio’s actual gap risk factor is calculated for that valuation date. Third, the actual gap risk factor is compared to the portfolio target gap risk factor to determine if the relative notional investments in the cash assets and the performance assets need to be re-allocated in accordance with the PROSPER strategy. If re-allocation of the relative levels of investment is necessary, the allocation will be adjusted such that it takes effect at the close of business, New York City time, on the immediately following valuation date (each such date, an “allocation adjustment date”).

Step 1: Calculating the Unit NAV

For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit determining the value and performance of a single Security, assuming an investment of $1,000 in the Portfolio on the Portfolio launch date. The value of each Portfolio Unit (the “Unit NAV”) on the Portfolio launch date was $1,000, with an allocation comprising a 64% notional investment, or $640, in the performance assets and a 36% notional investment, or $360, in the cash assets. On each valuation date following the Portfolio launch date, including the inception date and the final valuation dates, the Unit NAV was and will be equal to: (1) the product of (a) the Performance Value times (b) Performance Number on such valuation date plus (2) the Cash Asset Value on such valuation date.

where,

“UNAVt” is the Unit NAV on valuation date ‘t’,

“PVt” is the Performance Value of each Performance Unit on valuation date ‘t’,

“PNt ” is the Performance Number on valuation date ‘t’,

“CAVt ” is the Cash Asset Value of each Performance Unit on valuation date ‘t’,

each calculated as further described below.

Calculation of the Performance Value

For purposes of calculation, the performance assets are divided into “Performance Units.” On the Portfolio launch date, the value of the performance assets in each Performance Unit (the “Performance Value”) was equal to $1,000. On any valuation date ‘t’ after the Portfolio launch date, including the inception date and the final valuation date, the Performance Value, as of the close of business on such valuation date, was and will equal the sum of (a) the aggregate value of ETF shares in the performance basket plus (b) the value of the performance asset cash component.

The aggregate value of ETF shares on each valuation date ‘t’ was and will be equal to the sum of the product of (a) the closing price of each ETF in the performance basket times (b) the respective number of shares (“Number of Shares”) of each ETF in the performance basket:

where:

•	“ETF_valuet” is the aggregate value of the ETF shares in the performance basket on any valuation date ‘t’,

•	e = 1, 2, …, 8 denotes each of the eight ETFs,

•	“Pe,t” is the closing price of each ETF ‘e’ in the performance basket on any valuation date ‘t’,

•	“NSe” is the Number of Shares of the relevant ETF ‘e’ in the performance basket on the Portfolio launch date calculated as follows:

(1)	$1,000, times

(2)	the percentage weight of the relevant ETF ‘e’ on the Portfolio launch date, divided by

(3)	the closing share price of the relevant ETF ‘e’ on the Portfolio launch date.

ETF in the Performance Basket	Percentage Weight on the Portfolio Launch Date	Closing Share Price on the Portfolio Launch Date	Number of Shares
iShares Russell 1000 Index Fund	30.00%	$52.38	5.727377
iShares S&P MidCap 400 Index Fund	10.00%	$60.06	1.665002
iShares Russell 2000 Index Fund	10.00%	$52.86	1.891790
iShares MSCI EAFE Index Fund	22.00%	$48.15	4.569055
iShares MSCI Emerging Markets Index Fund	3.00%	$34.59	0.867303
SPDR® Dow Jones REIT ETF	2.00%	$34.46	0.580383
PowerShares DB Commodity Index Tracking Fund	7.00%	$22.17	3.157420
iShares Barclays Aggregate Bond Fund	16.00%	$102.65	1.558695

The percentage weights for each ETF in the table above replicate the relative weights of the Growth Basket on the Portfolio launch date. Furthermore, the Number of Shares of each ETF was established using the closing price of each ETF on the Portfolio launch date.

The Number of Shares for each ETF in the performance basket have not changed since the Portfolio launch date and will remain fixed throughout the term of the Securities, unless the calculation agent determines, in a commercially reasonable manner, that the Number of Shares will be adjusted due to certain corporate actions (e.g., share splits) in respect of a particular ETF in order to maintain its relative share weight relative to the other ETFs throughout the term of the Securities.

The value of the performance asset cash component in each Performance Unit on the Portfolio launch date was zero. Such value on any following valuation date ‘t’ is the sum of:

(1)	the value of the performance asset cash component on the immediately preceding valuation date ‘t-1’, plus accrued interest between the two valuation dates calculated according to the cash rate, and

(2)	the aggregate value of after-tax ordinary dividends on all ETFs in the Performance Unit, whose ex-dividend dates occurred during the period from (but excluding) the immediately preceding valuation date to (and including) the then current valuation date. Such dividend amount for each ETF is equal to (a) the ex-dividend amount during such period per share of such ETF, times (b) the Number of Shares of such ETF in each Performance Unit, times (c) the difference between 100% and a hypothetical withholding tax factor, which was 15% as of the Portfolio launch date and which may increase or decrease as determined by the calculation agent in a commercially reasonable manner to reflect changes in applicable tax laws during the term of the Securities.

As the relative performance of each ETF has varied since the Portfolio launch date and will continue to vary during the term of the Securities, the value of the ETFs per Performance Unit will change accordingly. As a result, the percentage weights of the ETFs in each Performance Unit have changed and will continue to change from their percentage weights on the Portfolio launch date. Additionally, the value of the performance asset cash component will increase as the ETFs distribute dividends, causing the percentage weight of such cash component to increase from a level of 0% on the Portfolio launch date to a positive percentage. Since the Number of Shares of each ETF per Performance Unit is fixed throughout the term of the Securities (except in the case of a corporate action as discussed above), no rebalancing will occur to restore the respective percentage weights of each performance asset to its initial level on the Portfolio launch date.

For the percentage weights within the Performance Assets on January 29, 2010, see “—Weightings of the Performance Assets” below.

Calculation of the Performance Number

On the Portfolio launch date, the number of Performance Units in each Portfolio Unit (the “Performance Number”) was 0.64. On the close of business on each valuation date ‘t’ after the Portfolio launch date, including the inception date and the final valuation date, the Performance Number was and will be calculated as follows to reflect the pro-rata deduction of the investor fee:

where:

•	“PNt-1” is the Performance Number on the immediately preceding valuation date ‘t-1’,

•	“Ft” is the investor fee rate on such valuation date ‘t’,

•	“N” is the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date,

provided however, that if the valuation date ‘t’ is an allocation adjustment date, the Performance Number will be calculated as described in “—Allocation Adjustment” below.

Calculation of the Cash Asset Value

The value of the cash assets in each Portfolio Unit (the “Cash Asset Value”) is represented by an amount in U.S. dollars, calculated as of the close of business on each valuation date. Since 36% of the Portfolio’s Unit NAV was allocated to cash assets on the Portfolio launch date, the Cash Asset Value on the Portfolio launch date was $360. At the close of business on any valuation date following the Portfolio launch date, including the inception date and the final valuation date, the Cash Asset Value was and will be calculated as follows to reflect the pro-rata deduction of the investor fee and the accrual of interest at the cash rate:

where:

•	“CAVt-1” is the Cash Asset Value on the immediately preceding valuation date ‘t-1’,

•	“Ft” is the investor fee rate on such valuation date ‘t’,

•	“N” is number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date,

•

“BXIIOUSDt” and “BXIIOUSDt-1” are the values of the published levels of the cash index on the then current valuation date and the immediately preceding valuation date, respectively. If a level of the cash index is not published on either of these valuation dates, the last published index level will be used instead, provided however, that if the valuation date ‘t’ is an allocation adjustment date, the Cash Asset Value will be calculated as described in “—Allocation Adjustment” below.

Calculation of the Unit NAV

Based on the above, on any valuation date ‘t’ following the Portfolio launch date, including the inception date and the final valuation date, the Unit NAV (“UNAVt”) was and will be calculated as follows:

In the event that the valuation date is an allocation adjustment date, the calculation agent will first calculate the Unit NAV in the same manner as on any other valuation date. The calculation agent will next determine the adjusted allocation between the performance assets and the cash assets, and such adjusted allocation will be used to calculate the Unit NAV on the valuation date immediately following each allocation adjustment date.

Step 2: Calculating the gap risk factor

The Unit NAV of the Portfolio is then used to calculate the “gap risk factor” on that valuation date. On any valuation date ‘t’, the gap risk factor is expressed as a percentage and is calculated as follows:

where:

•

the “portfolio cushiont” is the portfolio cushion as of the close of business on the then current valuation date ‘t’, provided however, that if the Performance Number is zero on the then current valuation date, the gap risk factor will be deemed to be 0.1%

•	PVt” and “PNt” are the Performance Value and the Performance Number, respectively, both calculated as of the close of business on the then current valuation date,

provided however, that if the Performance Number is zero on the then current valuation date, the gap risk factor will be deemed to be 0.1%.

On any valuation date, the “portfolio cushion” is the difference between the Unit NAV of the Portfolio on such valuation date and the minimum protection level on such valuation date.

The “minimum protection level” on any valuation date is equal to 85% of the highest Unit NAV calculated as of the close of business on all valuation dates up to and including the then current valuation date.

Step 3: Comparison to portfolio target gap risk factor

The gap risk factor calculated on each valuation date is then compared to the maximum and minimum gap risk factors for each Portfolio Unit, which are calculated as follows:

where:

•	TGRF refers to the portfolio target gap risk factor, which is 23.60%, or 0.2360.

If the gap risk factor calculated on any valuation date ‘t’ is greater than the maximum gap risk factor, or less than the minimum gap risk factor, then the immediately following valuation date will be an allocation adjustment date. Allocation adjustment will take place such that it will result in a gap risk factor as close as possible to the portfolio target gap risk factor. The allocation adjustment will take effect at the close of business, New York City time.

Allocation Adjustment

If the calculation agent determines that the valuation date immediately following the then current valuation date ‘t’ will be an allocation adjustment date, the calculation agent will calculate a “Target Performance Number” (“PNTarget”) using the formula below:

where:

•	“portfolio cushiont ” and “PVt” are the portfolio cushion and the Performance Value, respectively, both calculated as of the close of business on the then current valuation date.

•	TGRF is the portfolio target gap risk factor, or 23.6%.

Notwithstanding the calculation above, if portfolio cushiont is less than 2.0% of UNAVt (the “allocation threshold”), then the Target Performance Number for the following allocation adjustment date will be set equal to zero.

On the immediately following valuation date, which shall be an allocation adjustment date ‘a’, the calculation agent will first calculate the Unit NAV in the same manner as any valuation date:

After determining the Unit NAV for the allocation adjustment date, the calculation agent will use the Target Performance Number to determine how the allocation between cash assets and performance assets will be adjusted.

First, Barclays will calculate the adjusted Performance Number for allocation adjustment date ‘a’. The adjusted Performance Number will be equal to the Target Performance Number as determined by the calculation agent on the immediately preceding valuation date ‘a-1’, provided, however, that if the closing share price of the ETFs has changed since the calculation of the Target Performance Number on the valuation date a-1 such that the Unit NAV on the allocation adjustment date ‘a’ divided by the Performance Value on the allocation adjustment date ‘a’ is less than the Target Performance Number, then such value will be used as the adjusted performance number.

Mathematically, this is illustrated as follows:

The Cash Asset Value as of the close of business, New York City time, on an allocation adjustment date ‘a’ will be:

(1)	the Unit NAV on adjustment allocation date ‘a’, minus

(2)	the Performance Value on allocation adjustment date ‘a’ times adjusted Performance Number.

Mathematically, this is illustrated as follows:

The notional investment in each of the components of the performance assets will then be reduced or increased, as appropriate, on a pro-rata basis, to reflect the adjustment between the Performance Number on valuation date ‘t’ and the adjusted Performance Number on the allocation adjustment date ‘a’. Similarly, the notional investment in the cash assets will be increased or reduced, as appropriate, to match the adjusted Cash Asset Value. All adjustments will occur at close of business, New York City time, on the allocation adjustment date ‘a’.

On January 29, 2010, the Unit NAV, calculated as described above, of each Portfolio Unit was 1,059.98, with an allocation comprising of a 53.42% notional investment, or $566.21, in the performance assets and a 46.58% notional investment, or $493.77, in cash assets. The minimum protection level on January 29, 2010 was $934.53, which represented 85% of the highest Unit NAV of each Portfolio Unit between the Portfolio launch date and January 29, 2010 (inclusive of both days).

Hypothetical Examples:

The following are hypothetical examples of how re-allocation occurs under the PROSPER strategy in different scenarios. For purposes of these hypothetical examples, it is assumed that the Unit NAV and the allocation between performance assets and cash assets on the hypothetical inception date replicates the Unit NAV and allocation between performance assets and cash assets as of the Portfolio launch date. Specifically, it is assumed that (1) the Unit NAV is $1,000; (2) the Performance Number is 0.64 and the Performance Value is $1,000; (3) the Cash Asset Value is $360; (4) the performance asset allocation is 64% and the cash asset allocation is 36%; (5) the portfolio cushion is $150 based on a minimum protection level of $850; and (6) the cash index level is 139.5911.

Scenario 1:

Assuming that on the second valuation date ‘2’, which is three calendar days after the inception date ‘1’, (1) the Performance Value decreases from $1,000 to $925 and (2) the cash index level is 139.5913, the calculation agent will calculate the Unit NAV as follows:

The investor fee rate on valuation date ‘2’, referred to as “F2” in the formula above, is 1.75% because the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such immediately preceding valuation date.

Since the current valuation date is not an allocation adjustment date, the prevailing Performance Number is calculated as follows:

The prevailing Cash Asset Value is calculated as follows:

The calculation agent will then calculate the portfolio cushion, which is the difference between the Unit NAV and the minimum protection level. Since the highest Unit NAV in this scenario is $1,000, the minimum protection level is 85% of $1,000, or $850.

portfolio cushion2 = 951.8636 – 850 = $101.8636

Finally, the calculation agent will calculate the gap risk factor as follows:

As the gap risk factor is lower than 19.09%, the minimum gap factor determined on the hypothetical inception date and the portfolio cushion is greater than 2.0% of the Unit NAV exposure of the constituent assets will be re-allocated on the following valuation date. Since the portfolio target gap risk factor is 23.60%, the calculation agent will then calculate the Target Performance Number for the following valuation date as:

Scenario 2:

Next, assuming that on the third valuation date, which is one calendar day after the previous valuation date and referred to below as the allocation adjustment date ‘3’, (1) the Performance Value increases from $925 to $1,020 and (2) the cash index level is 139.5914, the calculation agent will calculate the Unit NAV as follows:

The investor fee rate on valuation date ‘3’, referred to as “F3” in the formula above, is 1.75% because the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such immediately preceding valuation date.

Since the current valuation date is an allocation adjustment date, the adjusted Performance Number is calculated as follows:

The adjusted Cash Asset Value is calculated as follows:

Based on the above, following the allocation adjustment, the notional investment in the cash assets will be increased to $536.6521, and the notional investment in the performance assets will be adjusted by decreasing, on a pro-rata basis, the notional investment of all of the components of the performance assets to reflect the change in the Performance Number from 0.639908 on the second valuation date ‘2’ to the adjusted Performance Number of 0.466622 on the allocation adjustment date ‘3’.

The calculation agent will also calculate the portfolio cushion for the allocation adjustment date ‘3’. Since the highest Unit NAV in this scenario is $1,012.6065, the minimum protection level becomes 85% of $1,012.6065, or $860.7156.

Additionally, the calculation agent will calculate the gap risk factor as follows:

As the gap risk factor is higher than 30.89%, the maximum gap risk factor determined on the inception date and the portfolio cushion is greater than 2.0% of Unit NAV, the relative exposure of the constituent assets will be reallocated again on the following valuation date. The calculation agent will calculate the Target Performance Number for the following valuation date as follows:

where, the Target Gap Risk Factor is 23.60%, Barclays will then use the above calculations to determine the allocation adjustment between constituent assets on the immediately following allocation adjustment date.

Scenario 3:

Next, consider an alternative scenario for the third valuation date, or allocation adjustment date ‘3’, where instead of increasing from $925 to $1,020, the Performance Value decreases from $925 to $875. In this case, the Unit NAV will be calculated as:

The investor fee rate on valuation date ‘3’, referred to as “F3” in the formula above, is 1.75% because the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such immediately preceding valuation date.

Since the current valuation date is an allocation adjustment date, the adjusted Performance Number is calculated as follows:

The adjusted Cash Asset Value is calculated as follows:

Based on the above, following the allocation adjustment, the notional investment in the cash assets will be increased to $511.5301, and the notional investment in the performance assets will be adjusted by decreasing, on a pro-rata basis, the notional investment of all of the components of the performance assets to reflect the change in the Performance Number from 0.639908 on the second valuation date ‘2’ to the adjusted Performance Number of 0.466622 on the allocation adjustment date ‘3’.

The calculation agent will also calculate the portfolio cushion for the allocation adjustment date ‘3’. Since the highest Unit NAV in this scenario is $1,000, the minimum protection level remains at 85% of $1,000, or $850.

Additionally, the calculation agent will calculate the gap risk factor as follows:

As the gap risk factor is lower than 19.09%, the maximum gap risk factor determined on the inception date and the portfolio cushion is greater than 2.0% of Unit NAV, the relative exposure of the constituent assets will be reallocated again on the following valuation date. The calculation agent will calculate the Target Performance Number for the following valuation date as follows:

where, the Target Gap Risk Factor is 23.60%. Barclays will then use the above calculations to determine the allocation adjustment between constituent assets on the immediately following allocation adjustment date.

The Portfolio Constituent Assets

The Portfolio consists of notional investments in the cash assets and the performance basket, details of which are described below.

The Cash Assets

The cash assets consist of notional cash deposits that accrue interest at the cash rate, which is the relevant rate implied by the Barclays USD Overnight Cash Index (the “cash index”). The cash assets are rolled on a daily basis with compounded interest.

The Cash Index

The cash index is calculated on each business day using an interest rate (the “cash index interest rate”) equal to (1) the U.S. federal funds effective rate on that day (as calculated by the Federal Reserve Bank of New York based on volume-weighted average of rates on trades arranged by major brokers) minus (2) 0.15%. If the U.S. federal funds effective rate is not available on a given business day, the cash index interest rate is calculated using the last available U.S. federal funds effective rate.

The value of the cash index is deemed to have been 100 on December 31, 1998. Thereafter, the level of the cash index on each business day equals the level of the cash index on the previous business day times the sum of (1) one plus (2) the cash index interest rate on that day, and is calculated according to the following formula:

where:

•	“BXIIOUSDt” is the level of the cash index on that business day.

•	“BXIIOUSDt-1” is the level of the cash index on the previous business day.

•	“FEDt” is the U.S. federal funds effective rate on that business day, as published on Bloomberg page FEDL01.

The following table illustrates how the cash index has performed since December 31, 1998:

Date	Cash Index Level
December 31, 1998	100.0000
December 31, 1999	105.0107
December 29, 2000	111.6774
December 31, 2001	116.0260
December 31, 2002	117.8252
December 31, 2003	118.9982
December 31, 2004	120.4558
December 30, 2005	124.2395
December 29, 2006	130.4289
December 31, 2007	137.0725
December 31, 2008	139.5793
December 31, 2009	139.5918
January 29, 2010	139.5869

The cash index is calculated and published on Bloomberg page BXIIOUSD with respect to the previous business day. For purposes of calculation and publication, the level of the cash index is rounded to four decimal places.

The Performance Assets

The performance assets contain (a) a performance basket, which consists of a basket of specified ETFs; and (b) a performance asset cash component, which consists of index-linked cash deposits representing the notional amount of cash distributed as dividends by the ETFs during the term of the Securities, net of hypothetical withholding tax. For more information on the components of the performance assets, please see “—Performance Basket” and “—Performance Asset Cash Component” below.

Performance Basket

The performance basket consists of a notional portfolio of investments comprising eight ETFs that replicates the composition and relative weights of the Growth Basket of ETFs selected by IWM. Each of the components of the performance basket is described in more detail below.

Fund 1: iShares Russell 1000 Index Fund

The iShares Russell 1000 Index Fund (“Fund 1”) tracks the price and yield performance, before fees and expenses, of publicly traded equity securities in large-capitalization companies, as measured by the Russell 1000 Index (“Russell 1000 Index”). Fund 1 is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “IWB.”

The Russell 1000 Index consists of the approximately 1,000 largest issuers in the Russell 3000 Index, which, as of May 29, 2009, together comprised an estimated 92% of the total market capitalization of the Russell 3000 Index.

Fund 1 is an actual investment portfolio whereas the Russell 1000 Index is a theoretical financial calculation. The relative performances of Fund 1 and the Russell 1000 Index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers) or legal restrictions that may apply to an ETF such as Fund 1 but not to a theoretical index. Fund 1 seeks to replicate the performance of the Russell 1000 Index by investing in a representative sample of securities with aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 1000 Index. The difference over time between the performance of Fund 1’s portfolio and that of the Russell 1000 Index is not expected to exceed 5%.

Investment & Management Details

Fund 1 generally invests at least 90% of its assets in the securities that comprise the Russell 1000 Index or depositary receipts representing such securities. The remainder of assets is invested in comparable securities, cash, structured investments or other financial products including shares of money market funds advised by BFA. Fund 1 concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the Russell 1000 Index is concentrated.

BFA manages Fund 1 and receives for its investment advisory services a fee at the annual rate of 0.15% of Fund 1’s average daily net assets. The Russell 1000 Index is sponsored by Russell Investment Group (“Russell”), an entity independent of Fund 1, BFA and IWM.

Fund 1: iShares Russell 1000 Index Fund
Top Holdings as of February 1, 2010
Company	Percentage of Total Holdings
Exxon Mobil Corp.	2.99%
Microsoft Corp.	2.02%
Procter & Gamble Co.	1.67%
Johnson & Johnson	1.61%
Apple Inc.	1.61%
General Electric Co.	1.59%
Intl. Business Machines Corp.	1.52%
Pfizer Inc	1.40%
AT & T Inc	1.38%
Wells Fargo & Company	1.38%

Fund 1: iShares Russell 1000 Index Fund
Top Sectors as of February 1, 2010
Sector	Percentage of Total Holdings
Technology	16.62%
Financial Services	15.41%
Health Care	12.86%
Consumer Discretionary	12.03%
Energy	11.35%
Producer Durables	10.14%
Consumer Staples	9.23%
Utilities	6.45%
Materials & Processing	4.23%
Product Durables	0.60%
Other/Undefined	1.09%

Investor Information

We have derived all information regarding Fund 1 contained in this pricing supplement from the iShares prospectus for Fund 1, dated August 1, 2009 and revised as of December 1, 2009 (the “Fund 1 Prospectus”), and from publicly available information on iShares’ website: www.ishares.com. Such information is subject to change, and we make no representation as to its accuracy. Information obtained from the Fund 1 Prospectus and iShares’ website is not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the Securities, you should undertake an independent investigation of Fund 1 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information concerning Fund 1 provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933, as amended (“Securities Act”) and the Investment Company Act of 1940, as amended (“Investment Company Act”) can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

Fund 2: iShares S&P MidCap 400 Index Fund

The iShares S&P MidCap 400 Index Fund (“Fund 2”) tracks the price and yield performance, before fees and expenses, of publicly traded equity securities in middle-capitalization companies, as measured by the Standard & Poor’s MidCap 400 Index (“MidCap Index”). Fund 2 is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “IJH.”

The MidCap Index measures the performance of the middle-capitalization sector of the U.S. equity market. As of May 29, 2009, the MidCap Index included approximately 7.4% of the market capitalization of all U.S. equity securities. The component stocks underlying the MidCap Index have a market capitalization between of $750 million and $3.3 billion (which may fluctuate depending on the overall level of the equity markets) and are selected for liquidity and industry group representation.

Fund 2 is an actual investment portfolio whereas the MidCap Index is a theoretical financial calculation. The relative performances of Fund 2 and the MidCap Index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers) or legal restrictions that may apply to an ETF such as Fund 2 but not to a theoretical index. Fund 2 seeks to replicate the performance of the MidCap Index by investing in a representative sample of securities with aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MidCap Index. The difference over time between the performance of Fund 2’s portfolio and that of the MidCap Index is not expected to exceed 5%.

Investment & Management Details

Fund 2 generally invests at least 90% of its assets in the securities that comprise the MidCap Index or depositary receipts representing such securities. The remainder of assets is invested in comparable securities, cash, structured investments or other financial products including shares of money market funds advised by BFA. Fund 2 concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the MidCap Index is concentrated.

BFA manages Fund 2 and receives for its investment advisory services a fee at the annual rate of 0.20% of Fund 2’s average daily net assets. The MidCap Index is sponsored by Standard & Poor’s Financial Services LLC, an entity independent of Fund 2, BFA and IWM.

Fund 2: iShares S&P MidCap 400 Index Fund

Top Holdings as of February 1, 2010

Company	Percentage of Total Holdings
Vertex Pharmaceuticals Inc.	0.85%
Newfield Exploration CO	0.78%
New York Community Bancorp	0.71%
Cree Inc.	0.69%
Pride International Inc.	0.60%
Cerner Corp.	0.59%
Everest Re Group Ltd.	0.58%
Edwards Lifesciences Corp	0.57%
Lubrizol Corp.	0.56%
Henry Schein Inc.	0.56%

Fund 2: iShares S&P MidCap 400 Index Fund

Top Sectors as of February 1, 2010

Sector	Percentage of Total Holdings
Financials	18.88%
Information Technology	14.81%
Consumer Discretionary	14.24%
Industrials	14.08%
Health Care	12.37%
Energy	7.19%
Utilities	6.56%
Materials	6.31%
Consumer Staples	4.10%
Telecommunication Services	0.79%
Other/Undefined	0.68%

Investor Information

We have derived all information regarding Fund 2 contained in this pricing supplement from the iShares prospectus for Fund 2, dated August 1, 2009 and revised as of December 1, 2009 (the “Fund 2 Prospectus”), and from publicly available information on iShares’ website. Such information is subject to change and we make no representation as to its accuracy. Information obtained from the Fund 2 Prospectus and iShares’ website is not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the Securities, you should undertake an independent investigation of Fund 2 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information concerning Fund 2 provided to or filed with the SEC by iShares pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

Fund 3: iShares Russell 2000 Index Fund

The iShares Russell 2000 Index Fund (“Fund 3”) tracks the price and yield performance, before fees and expenses, of publicly traded securities in small-capitalization companies, as measured by the Russell 2000 Index (“Russell 2000 Index”). Fund 3 is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “IWM.”

The Russell 2000 Index includes issuers representing approximately 7% of the total market capitalization of all publicly traded U.S. equity securities. The Russell 2000 Index is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. As of May 29, 2009, the Russell 2000 Index represented approximately $756 billion of the total market capitalization of the Russell 3000 Index.

Fund 3 is an actual investment portfolio whereas the Russell 2000 Index is a theoretical financial calculation. The relative performances of Fund 3 and its underlying index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers) or legal restrictions that may apply to an ETF such as Fund 3 but not to a theoretical index. Fund 3 seeks to replicate the performance of the Russell 2000 Index by investing in a representative sample of securities with aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000 Index. The difference over time between the performance of Fund 3’s portfolio and that of the Russell 2000 Index is not expected to exceed 5%.

Investment & Management Details

Fund 3 generally invests at least 90% of its assets in the securities that comprise the Russell 2000 Index or depositary receipts representing such securities. The remainder of assets is invested in comparable securities, cash, structured investments or other financial products including shares of money market funds advised by BFA. Fund 3 concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the Russell 2000 Index is concentrated.

BFA manages Fund 3 and receives for its investment advisory services a fee at the annual rate of 0.20% of Fund 3’s average daily net assets. The Russell 2000 Index is sponsored by Russell, an entity independent of Fund 3, BFA and IWM.

Fund 3: iShares Russell 2000 Index Fund

Top Holdings (Daily) as of February 1, 2010

Company	Percentage of Total Holdings
Human Genome Sciences Inc.	0.55%
3COM Corp.	0.32%
Assured Guaranty Ltd.	0.31%
Tupperware Brands Corp.	0.30%
E*Trade Financial Corp.	0.27%
Solera Holdings Inc.	0.25%
Skyworks Solutions Inc.	0.24%
Domtar Corp	0.24%
Bally Technologies Inc.	0.24%
Highwoods Properties Inc.	0.24%

Fund 3: iShares Russell 2000 Index Fund

Top Sectors as of February 1, 2010

Sector	Percentage of Total Holdings
Financial Services	20.58%
Technology	15.90%
Consumer Discretionary	14.93%
Health Care	14.47%
Producer Durables	10.67%
Materials & Processing	6.98%
Energy	4.86%
Utilities	4.05%
Consumer Staples	2.96%
Product Durables	2.28%
Other/Undefined	2.32%

Investor Information

We have derived all information regarding Fund 3 contained in this pricing supplement from the iShares prospectus for Fund 3, dated August 1, 2009 and revised as of December 1, 2009 (the “Fund 3 Prospectus”), and from publicly available information on iShares’ website. Such information is subject to change and we make no representation as to its accuracy. Information obtained from the Fund 3 Prospectus and iShares’ website is not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the Securities, you should undertake an independent investigation of Fund 3 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information concerning Fund 3 provided to or filed with the SEC by iShares pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

Fund 4: iShares MSCI EAFE Index Fund

The iShares MSCI EAFE Index Fund (“Fund 4”) tracks the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index (“EAFE Index”). Fund 4 is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “EFA.”

The EAFE Index is designed as an equity benchmark stock for performance in the European, Australasian and Far Eastern markets. As of September 30, 2009, the three largest holdings by country in the EAFE Index were Japan, the United Kingdom and France, respectively. Additional equity securities in this index are listed in Australia, Austria, Belgium, Bermuda, China, Denmark, Finland, Germany, Greece, Hong Kong, Ireland, Italy, Jersey, Luxembourg, Mauritius, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden and Switzerland.

Fund 4 is an actual investment portfolio whereas the EAFE Index is a theoretical financial calculation. The relative performances of Fund 4 and the EAFE Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations or legal restrictions that may apply to an ETF such as Fund 4 but not to a theoretical index. Fund 4 seeks to replicate the performance of the EAFE Index by investing in a representative sample of securities with aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the EAFE Index. The difference over time between the performance of Fund 4’s portfolio and that of the EAFE Index is not expected to exceed 5%.

Investment & Management Details

Fund 4 generally invests at least 90% of its assets in the securities that comprise the EAFE Index or depositary receipts representing such securities. The remainder of assets is invested in comparable securities, cash, structured investments or other financial products including shares of money market funds advised by BFA. Fund 4 concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the EAFE Index is concentrated.

BFA manages Fund 4 and receives for its investment advisory services a fee based on an a percentage of Fund 4’s average daily net assets, at an annual rate of 0.35% (calculated as of July 31, 2009). The EAFE Index is sponsored by MSCI Inc. (“MSCI”), an entity independent of Fund 4, BFA and IWM.

Fund 4: iShares MSCI EAFE Index Fund

Top Holdings (Monthly) as of December 31, 2009

Company	Percentage of Total Holdings
HSBC Holdings plc	1.93%
BP plc	1.77%
Nestle SA-Reg	1.64%
Total SA	1.33%
Banco Santander SA	1.29%
BHP Billiton Ltd.	1.27%
Toyota Motor Corp.	1.19%
Vodafone Group plc	1.19%
Roche Holding AG-Genusschein	1.17%
Telefonica SA	1.16%

Fund 4: iShares MSCI EAFE Index Fund

Top Sectors as of December 31, 2009

Sector	Percentage of Total Holdings
Financials	25.49%
Industrials	11.29%
Materials	10.30%
Consumer Staples	10.03%
Consumer Discretionary	9.67%
Energy	8.36%
Health Care	8.28%
Telecommunication Services	5.83%
Utilities	5.80%
Information Technology	4.65%
Other/Undefined	0.30%

Investor Information

We have derived all information regarding Fund 4 contained in this pricing supplement from the iShares prospectus for Fund 4, dated December 1, 2009 (the “Fund 4 Prospectus”), and from publicly available information on iShares’ website. Such information is subject to change and we make no representation as to its accuracy. Information obtained from the Fund 4 Prospectus and iShares’ website is not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the Securities, you should undertake an independent investigation of Fund 4 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information concerning Fund 4 provided to or filed with the SEC by iShares pursuant to the Securities Act or the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

Fund 5: iShares MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund (“Fund 5”) tracks the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index (“Emerging Markets Index”). Fund 5 is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “EEM.”

The Emerging Markets Index is designed as an equity benchmark for stock performance in the global emerging markets. As of December 31, 2009, the three largest holdings by country in the Emerging Markets Index were Brazil, South Korea and Taiwan, respectively. Additional equity securities in this index are listed in the Cayman Islands, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, the Philippines, Poland, Russia, South Africa, Thailand, Turkey and the United States.

Fund 5 is an actual investment portfolio whereas the Emerging Markets Index is a theoretical financial calculation. The relative performances of Fund 5 and its underlying index will vary somewhat due to transaction costs, asset valuations, foreign currency or legal restrictions that may apply to an ETF such as Fund 5 but not to a theoretical index. Fund 5 seeks to replicate the performance of the Emerging Markets Index by investing in a representative sample of securities with aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Emerging Markets Index. The difference over time between the performance of Fund 5’s portfolio and that of the Emerging Markets Index is not expected to exceed 5%.

Investment & Management Details

Fund 5 generally invests at least 90% of its assets in the securities that comprise the Emerging Markets Index or depositary receipts representing such securities. The remainder of assets is invested in comparable securities, cash, structured investments or other financial products including shares of money market funds advised by BFA. Fund 5 generally concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the Emerging Markets Index is concentrated.

BFA manages Fund 5 and receives for its investment advisory services a fee based on an a percentage of Fund 5’s average daily net assets, at an annual rate of 0.72% (calculated as of August 31, 2009). The Emerging Markets Index is sponsored by MSCI, an entity independent of Fund 5, BFA and IWM.

Fund 5: iShares MSCI Emerging Markets Index Fund

Top Holdings as of December 31, 2009

Company	Percentage of Total Holdings
Samsung Electr-GDR Regs. 144A	3.90%
Taiwan Semiconductor-SP ADR	2.84%
Banco ITAU Holding Financeira SA – ADR	2.62%
Petroleo Brasileiro S.A. ADR	2.50%
Posco – ADR .	2.47%
Petroleo Brasileiro S.A. ADR	2.12%
OAO Gazprom – Reg S	1.72%
Banco Bradesco-Sponsored ADR	1.70%
KB Financial Group Inc-ADR	1.67%
HDFC Bank Ltd-ADR	1.66%

Fund 5: iShares MSCI Emerging Markets Index Fund

Top Sectors as of December 31, 2009

Sector	Percentage of Total Holdings
Financials	25.07%
Information Technology	15.59%
Energy	15.04%
Materials	14.70%
Telecommunication Services	9.03%
Industrials	5.16%
Consumer Discretionary	4.58%
Consumer Staples	4.51%
Utilities	3.61%
Health Care	1.99%
Other/Undefined	0.71%

Investor Information

We have derived all information regarding Fund 5 contained in this pricing supplement from the iShares prospectus for Fund 5 dated January 1, 2010 (the “Fund 5 Prospectus”) and from publicly available information on iShares’ website. Such information is subject to change and we make no representation as to its accuracy. Information obtained from the Fund 5 Prospectus and iShares’ website is not, and should not be, considered incorporated by reference in this pricing supplement. As a prospective purchaser of the Securities, you should undertake an independent investigation of Fund 5 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information concerning Fund 5 provided to or filed with the SEC by iShares pursuant to the Securities Act and Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively.

Fund 6: SPDR® Dow Jones REIT ETF

The SPDR® Dow Jones REIT ETF (“Fund 6”) tracks the performance, before expenses, of real estate investment trusts (“REITs”), as measured by the Dow Jones U.S. Select REIT Index (“REIT Index”). Fund 6 is an ETF that trades on the NYSE Arca under the ticker symbol “RWR.”

The REIT Index is a float-adjusted market capitalization-weighted index of publicly traded REITs. Companies listed on the REIT Index are engaged in the equity ownership and operation of commercial real estate. Each REIT Index company must have a minimum total market capitalization of at least $200 million at the time of its inclusion on the index and at least 75% of the company’s total revenue must be derived from the ownership and operation of real estate assets.

Fund 6 is an actual investment portfolio whereas the REIT Index is a theoretical financial calculation. The relative performances of Fund 6 and the REIT Index will vary somewhat due to operating expenses, transaction costs, cash flows and operational inefficiencies that may apply to an ETF such as Fund 6 but not to a theoretical index. Fund 6 seeks to replicate the performance of the REIT Index by investing in a portfolio of companies engaged in the equity ownership and operation of commercial real estate. Fund 6 is designed to achieve, but is not guaranteed to deliver, a high degree of correlation with the REIT Index.

The REIT Index is sponsored by Dow Jones & Company (“Dow Jones”). Fund 6 receives investment advisory services from SSgA Funds Management, Inc. (“SSGA”), which in turn has retained The Tuckerman Group LLC (“Tuckerman”), an affiliate of SSGA, to provide day-to-day management of Fund 6’s investments. Dow Jones, SSGA and Tuckerman are entities independent from Barclays Bank PLC and IWM. For its management and investment advisory services, Tuckerman receives from SSGA an annual fee equal to 0% of Fund 6’s average daily net assets up to the first $50 million in net assets and 0.05% thereafter.

Investment Details

Fund 6: SPDR® Dow Jones REIT ETF

Top Holdings as of January 28, 2010

Holding	Percentage of Total Holdings
Simon Property Group Inc New	10.09%
Vornado Realty Trust	5.72%
Public Storage	4.96%
Boston Properties Inc	4.45%
Equity Residential	4.34%
Hcp Inc	4.08%
Host Hotels & Resorts Inc	3.37%
Ventas Inc	3.28%
Avalonbay Communities Inc	3.08%
Prologis	2.94%

Fund 6: SPDR® Dow Jones REIT ETF

Top Sectors as of January 28, 2010

Sector	Percentage of Total Holdings
Apartments	15.35%
Healthcare	13.90%
Office	13.76%
Regional Malls	13.62%
Strip Centers	9.03%
Industrial	7.79%
Diversified	7.17%
Hotels	6.70%
Self-Storage	6.15%
Mixed Industrial/Office	4.91%
Manufactured Homes	0.86%
Factory Outlets	0.76%

Investor Information

We have derived all information regarding Fund 6 contained in this pricing supplement from the prospectus and prospectus supplement for the SPDR Series Trust, dated October 31, 2009, the Statement of Additional Information, each dated October 31, 2009 (as supplemented as of December 16, 2009) (together, the “Fund 6 Prospectus”), and from publicly available information on the SPDR website: www.spdrs.com. Such information reflects the policies of, and is subject to change by, State Street Global Advisors. We make no representation as to the accuracy of this information. Information obtained from the Fund 6 Prospectus and SPDR website is not, and should not be, incorporated by reference in this pricing supplement. As a prospective purchaser of the Securities, you should undertake an independent investigation of Fund 6 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information concerning Fund 6 provided to or filed with the SEC by the SPDR Series Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively.

Fund 7: PowerShares DB Commodity Index Tracking Fund

The PowerShares DB Commodity Index Tracking Fund (“Fund 7”) tracks the price and yield performance of exchange-traded commodity futures, as measured by the Deutsche Bank Liquid Commodity Index—Optimum Yield Diversified Excess Return (“Commodity Index”). Fund 7 is an ETF that trades on NYSE Arca under the ticker symbol “DBC.”

The Commodity Index is a rules-based index composed of futures contracts on fourteen heavily-traded physical commodities: Aluminum, Brent Crude, Copper Grade A, Corn, Gold, Heating Oil, Light Sweet Crude (WTI), Natural Gas, RBOB Gasoline, Silver, Soybeans, Sugar #11, Wheat and Zinc. A notional amount of each of the fourteen commodities is represented in the Commodity Index, calculated in broad proportion to the commodities’ respective historic levels of global production and supply. Through an investment in the DB Commodity Index Tracking Master Fund (the “Commodity Master Fund”), Fund 7 employs a rules-based mechanism wherein it “rolls” from one futures contract contained in the Commodity Index to another. Rather than select a new futures contract based on a predetermined schedule (e.g., monthly), each index commodity rolls to the futures contract which generates the best possible “implied roll yield.” The futures contract with a delivery month within the next thirteen months which generates the best possible implied roll yield will be included in the Commodity Index.

Investment & Management Details

Fund 7 is an actual investment portfolio whereas the Commodity Index is a theoretical financial calculation. The relative performances of Fund 7 and the Commodity Index will vary somewhat due to disruptions in the markets for the relevant index commodities, the imposition of speculative position limits or due to other extraordinary circumstances. Fund 7 seeks to replicate the performance of the Commodity Index by investing in a portfolio of futures contracts on the index commodities. Fund 7 earns interest income from U.S. Treasury securities and other high credit quality short-term fixed income securities. The market price of Fund 7 shares is expected to track closely the net asset value per share.

Fund 7 is managed by DB Commodity Services LLC and the Commodity Index is sponsored by Deutsche Bank AG London. Each of these entities are independent from Barclays Bank PLC and IWM. For its investment advisory services DB Commodity Services LLC receives from the Commodity Master Fund, monthly in arrears, an amount equal to 0.85% per annum of the daily net asset value of the Commodity Master Fund.

Fund 7: PowerShares DB Commodity Index Tracking Fund

Index Weights as of January 29, 2010

Commodity	Contract Expiry Date	Index Weight	Base Weight
Aluminum	11/17/2010	4.61%	4.17%
Brent Crude	9/15/2010	11.78%	12.38%
Copper – Grade A	3/17/2010	4.53%	4.17%
Corn	12/14/2010	5.32%	5.63%
Gold	4/28/2010	8.31%	8.00%
Heating Oil	5/28/2010	11.65%	12.38%
Light Crude	6/22/2010	11.79%	12.38%
Natural Gas	8/27/2010	5.67%	5.50%
RBOB Gasoline	10/29/2010	11.93%	12.38%
Silver	12/28/2010	1.95%	2.00%
Soybeans	11/12/2010	5.54%	5.63%
Sugar #11	6/30/2010	7.37%	5.63%
Wheat	7/14/2010	5.26%	5.63%
Zinc	5/19/2010	4.28%	4.17%

Investor Information

We have derived all information regarding Fund 7 contained in this pricing supplement from the PowerShares DB Commodity Index Tracking Fund prospectus, dated January 4, 2010 (the “Fund 7 Prospectus”), and from publicly available information on Invesco PowerShares Capital Management LLC’s website (“Invesco”) (www.invescopowershares.com). Such information is subject to change and we make no representation as to its accuracy. Information obtained from the Fund 7 Prospectus and Invesco’s website is not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of a security, you should undertake an independent investigation of Fund 7 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information concerning Fund 7 provided to or filed with the SEC pursuant to the Securities Act can be located by reference to SEC file number 001-32726.

Fund 8: iShares Barclays Aggregate Bond Fund

The iShares Barclays Aggregate Bond Fund (“Fund 8”) tracks the price and yield performance, before fees and expenses, of the total U. S. investment grade bond market as defined by Barclays Capital U.S. Aggregate Index (“Aggregate Bond Index”). Fund 8 is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “AGG.”

The Aggregate Bond Index measures the performance of the U.S. investment grade bond market, which includes U.S. Treasury bonds, government-related bonds, corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the U.S. As of May 31, 2009, there were 8,866 issues in the Aggregate Bond Index. The criteria for inclusion of securities in the Aggregate Bond Index include a $250 million minimum of outstanding face value, at least one year remaining to maturity, fixed-rate payment, non-convertibility and denomination in U.S. dollars.

Fund 8 is an actual investment portfolio whereas the Aggregate Bond Index is a theoretical financial calculation. The relative performances of Fund 8 and the Aggregate Bond Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers) or legal restrictions that may apply to an ETF such as Fund 8 but not to a theoretical index. Fund 8 seeks to replicate the performance of the Aggregate Bond Index as a whole by investing in a representative sample of securities with aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Aggregate Bond Index. The difference over time between the performance of Fund 8’s portfolio and that of the Aggregate Bond Index is not expected to exceed 5%.

Investment & Management Details

Fund 8 generally invests at least 90% of its assets in the bonds that comprise the Aggregate Bond Index and in securities that provide substantially similar exposure. The remainder of assets is invested in comparable bonds or in cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with BFA. Fund 8 concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the Aggregate Bond Index is concentrated.

BFA manages Fund 8 and receives for its investment advisory services a fee at the annual rate of 0.20% of Fund 8’s average daily net assets. The Aggregate Bond Index is sponsored by Barclays Capital Inc., an affiliate of Barclays Bank PLC.

Fund 8: iShares Barclays Aggregate Bond Fund

Top Holdings (Daily) as of January 29, 2010

Security	Percentage of Total Holdings
FGOLD 30YR TBA (Reg A), Coupon 4.50; Maturity 2/11/2010; Moody’s: Aaa / S&P: AAA	4.69%
FNMA 30YR TBA (Reg A), Coupon 5.50; Maturity 2/11/2010, Moody’s: Aaa / S&P: AAA	4.62%
Treasury Note, Coupon 4.75; Maturity 5/15/2014, Moody’s: TSY / S&P: TSY	3.97%
FGOLD 30YR TBA (Reg A), Coupon 5.50; Maturity 2/11/2010, /	3.05%
FNMA 30YR TBA (Reg A), Coupon 6.00; Maturity 2/11/2010, Moody’s: Aaa / S&P: AAA	2.86%
Treasury Note, Coupon 1.38; Maturity 4/15/2012, Moody’s: TSY / S&P: TSY	2.81%
Treasury Bond, Coupon 7.50; Maturity 11/15/2016, Moody’s: TSY / S&P: TSY	2.77%
FNCL 5 2/09 5% Mar 25 2037, Coupon 5.00; Maturity 3/25/2037, Moody’s: Aaa / S&P: AAA	2.68%
FNMA 30YR TBA (Reg A), Coupon 6.50; Maturity 2/11/2010, Moody’s: Aaa / S&P: AAA	2.56%
FGOLD 30YR TBA (Reg A), Coupon 5.00; Maturity 2/11/2010, Moody’s: Aaa / S&P: AAA	2.44%

Fund 8: iShares Barclays Aggregate Bond Fund

Top Sectors as of January 29, 2010

Sector	Percentage of Total Holdings
U.S. Treasury	25.93%
FNMA	17.84%
FHLMC	15.95%
Industrial	10.19%
U.S. Agencies	9.09%
Financial Institutions	8.20%
GNMA	4.03%
Non-Corporate	3.76%
Utility	2.81%
CMBS	0.99%
Other/Undefined	1.22%

Investor Information

We have derived all information regarding Fund 8 contained in this pricing supplement from the iShares prospectus for Fund 8, dated July 1, 2009 and revised as of December 1, 2009 (the “Fund 8 Prospectus”), and from publicly available information on iShares’ website. Such information is subject to change, and we make no representation as to its accuracy. Information obtained from the Fund 9 Prospectus and iShares’ website is not, and should not be, considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the Securities, you should undertake an independent investigation of Fund 8 as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Information provided to or filed with the SEC by iShares pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

Performance Asset Cash Component

In addition to the eight component ETFs, the performance assets consist of a performance asset cash component in the form of index-linked cash deposits which accrue interest at the cash rate, which is the relevant rate implied by the cash index. The performance asset cash component represents a notional amount of cash distributed as dividends by the ETFs included within the performance assets, net of hypothetical withholding tax amounts, which was equal to 15% as of the Portfolio launch date, and which may increase or decrease as determined by the calculation agent in a commercially reasonable manner to reflect changes in applicable tax laws during the term of the Securities.

Weightings of the Performance Assets

The weightings of the performance assets on the Portfolio launch date replicated the composition and relative weights of the Growth Basket selected by IWM. As the relative performance of each ETF has varied since the Portfolio launch date, the value of the ETFs per Performance Unit has changed accordingly. As a result, the percentage weights of the ETFs have changed, and will continue to change, from their percentage weights on the Portfolio launch date, as shown in the table below. In addition, the value of the performance asset cash component has increased since the Portfolio launch date, and will continue to increase, as the ETFs distribute dividends, causing the percentage weight of such performance asset cash component to increase from 0%, which was its weighting on the Portfolio launch date.

The table below shows (i) the weightings on the Portfolio launch date and (ii) the weightings as of January 29, 2010 of each of the performance assets in the Portfolio, based on the allocations in the Growth Basket:

Performance Asset	Percentage Weight of each Performance Asset on the Portfolio launch date	Percentage Weight of each Performance Asset on January 29, 2010
iShares Russell 1000 Index Fund (Fund 1)	30.00%	30.40%
iShares S&P MidCap 400 Index Fund (Fund 2)	10.00%	10.50%
iShares Russell 2000 Index Fund (Fund 3)	10.00%	10.23%
iShares MSCI EAFE Index Fund (Fund 4)	22.00%	21.54%
iShares MSCI Emerging Markets Index Fund (Fund 5)	3.00%	2.98%
SPDR® Dow Jones REIT ETF (Fund 6)	2.00%	2.42%
PowerShares DB Commodity Index Tracking Fund (Fund 7)	7.00%	6.44%
iShares Barclays Aggregate Bond Fund (Fund 8)	16.00%	14.65%
Performance asset cash component	0.00%	0.84%

Total	100.00%	100.00%

Hypothetical Historical Performance of the Performance Assets

The Portfolio was first launched on July 22, 2009. As such, there is no historical information available prior to July 22, 2009. The following information, which relates to the period prior to July 22, 2009, is a hypothetical representation of how the Portfolio may have performed prior to such date based on performance of the ETFs during that period. Such information does not represent actual performance and should not be interpreted as an indication of future performance.

The tables below illustrate the hypothetical historical performance of a hypothetical Performance Unit according to the allocation weights of the ETFs in the performance basket as of July 22, 2009. The inception date of such hypothetical Performance Unit is February 3, 2006, which represents the inception date of Fund 7 (the PowerShares DB Commodity Index Tracking Fund described above), which is the ETF with the shortest trading history in the performance basket. On such inception date, the initial Performance Value is set at $1,000 and the Number of Shares of each ETF is calculated as (1) $1,000, times (2) the initial percentage weight of the ETF, divided by (3) the closing share price of the ETF on the inception date. The Number of Shares of each ETF is assumed to be fixed throughout the calculation period. Dividends distributed by the ETFs during the calculation period, net of hypothetical withholding tax, are included in the Performance Unit as cash and accrue interest at the cash rate.

Basket Asset	Initial Percentage Weight of the ETF on Feb. 3, 2006	Closing Share Price of ETF on Feb. 3, 2006	Number of Shares of the ETF (fixed during the calculation period)
iShares Russell 1000 Index Fund (Fund 1)	30.00%	$68.7800	4.361733
iShares S&P MidCap 400 Index Fund (Fund 2)	10.00%	$77.3000	1.293661
iShares Russell 2000 Index Fund (Fund 3)	10.00%	$71.7800	1.393146
iShares MSCI EAFE Index Fund (Fund 4)	22.00%	$62.1800	3.538115
iShares MSCI Emerging Markets Index Fund (Fund 5)	3.00%	$32.2667	0.929751
SPDR® Dow Jones REIT ETF (Fund 6)	2.00%	$71.7900	0.278590
PowerShares DB Commodity Index Tracking Fund (Fund 7)	7.00%	$24.5000	2.857143
iShares Barclays Aggregate Bond Fund (Fund 8)	16.00%	$100.2300	1.596328

The following chart shows the value of $1,000 invested in such hypothetical Performance Unit from February 3, 2006 to July 21, 2009 relative to the S&P 500 Total Return Index and the iShares Russell 1000 Index Fund (Fund 1 described above).

The following table shows the net monthly performance of the hypothetical Performance Unit during the same period, as well as the average yearly performances relative to the S&P 500 Total Return Index and the iShares Russell 1000 Index Fund (Fund 1 described above).

	2006	2007	2008	2009
Jan		1.4%	-4.4%	-7.2%
Feb	0.4%[1]	-0.1%	-0.6%	-7.3%
Mar	2.3%	1.3%	-0.4%	5.7%
Apr	2.1%	2.8%	4.7%	7.9%
May	-3.3%	2.5%	2.2%	6.3%
Jun	0.0%	-1.1%	-5.2%	-0.4%
Jul	0.1%	-2.5%	-2.0%	2.7%[1]
Aug	1.8%	0.7%	-0.8%
Sep	0.8%	4.0%	-8.3%
Oct	3.3%	3.1%	-16.6%
Nov	2.7%	-3.5%	-6.4%
Dec	0.8%	-1.0%	4.2%

YTD	11.6%	7.8%	-30.4%	6.7%

S&P 500 Total Return Index YTD	14.2%	5.5%	-37.0%	7.2%

Fund 1 YTD	11.7%	3.6%	-38.6%	7.0%

(1)	The monthly figure for February 2006 commences on February 3, 2006. The figure for July 2009 represents the period from July 1, 2009 to July 21, 2009.

The graphs below illustrate the effect of the PROSPER strategy, assuming that it had been applied on such hypothetical Performance Unit during the same time period from February 3, 2006 to July 21, 2009. The first graph illustrates the hypothetical performance of a direct investment in a hypothetical Performance Unit and the corresponding hypothetical performance of a Portfolio Unit and the minimum protection level. The second graph illustrates the allocation between the performance assets and the cash assets in a Portfolio Unit between February 3, 2006 and July 21, 2009. The calculation is based on the hypothetical values of the Performance Unit shown above and published levels of the cash index from February 3, 2006 to July 21, 2009. The hypothetical historical information below is subject to the following assumptions regarding terms of the hypothetical securities:

•	The Target Gap Risk Factor is 23.60%, the Maximum Gap Risk Factor is 30.89%, and the Minimum Gap Risk Factor is 19.09%.

•	The investor fee is calculated using the applicable investor fee rate.

•	The minimum protection level is 85% of the highest Unit NAV since inception.

•	On the inception date, the Unit NAV is $1,000, with a 64% allocation in the performance assets and a 36% allocation in the cash assets.

Performance Unit Final Return	-10.7%
Annualized Yield on the Performance Unit	-3.2%
Portfolio Unit Final Return	-2.8%
Annualized Yield on the Portfolio Unit	-0.8%

Past performance of the Growth Basket and the performance basket, and the hypothetical past performance of a Performance Unit applying the Prosper strategy, is not indicative of the future results of the Growth Basket, the performance basket, the Portfolio or the Securities.

Historical Performance of the Performance Assets

The Portfolio was first launched on July 22, 2009. The information below represents the actual performance of a Performance Unit from July 22, 2009 to January 29, 2010. For the weights and Number of Shares of the ETFs in the performance assets as of July 22, 2009, please see “The Portfolio—Calculation of the Performance Value” above.

The following chart shows the value of $1,000 invested in the Performance Unit on July 22, 2009 during the period from July 22, 2009 to January 29, 2010 relative to the performance of the S&P 500 Total Return Index and the iShares Russell 1000 Index Fund (Fund 1 described above) over the same period.

The following table shows the net monthly performance of the Performance Unit during the same period, as well as the average yearly performances relative to the S&P 500 Total Return Index and the iShares Russell 1000 Index Fund (Fund 1 described above).

	2009	2010
Jan		-3.60%[1]
Feb
Mar
Apr
May
Jun
Jul	3.61%[1]
Aug	3.03%
Sep	3.74%
Oct	-2.08%
Nov	4.29%
Dec	2.10%

YTD	15.5%	-3.60%

S&P 500 Total Return Index YTD[2]	18.0%	-3.60%

Fund 1 YTD[2]	17.0%	-3.60%

(1)	The monthly figure for July 2009 commences on July 22, 2009. The figure for January 2010 represents the period from January 1, 2010 to January 29. 2010.
(2)	The year to date figures are calculated from July 22, 2009 to December 31, 2009.

The graphs below show the effect of the PROSPER strategy on the Performance Unit from July 22, 2009 to January 29, 2010. The first graph shows the corresponding performances of (i) a direct investment of $1,000 in a Performance Unit on July 22, 2009 and (ii) a $1,000 investment in a Portfolio Unit on July 22, 2009 (initially comprising of a 64% allocation in the performance assets and a 36% allocation in the cash assets) and (iii) the minimum protection level.

The second graph shows the changes in allocation between the performance assets and the cash assets for a $1,000 investment in a Portfolio Unit during the period from July 22, 2009 to January 29, 2010. As shown below, an allocation of 64% in the performance assets and 36% in the cash assets on July 22, 2009, would result in a 53.42% allocation in the performance assets and a 46.58% allocation in the cash assets on January 29, 2010.

Performance Unit Final Return	11.3%
Annualized Yield on the Performance Unit	22.9%
Portfolio Unit Final Return	6.0%
Annualized Yield on the Portfolio Unit	11.9%

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

INSTITUTE FOR WEALTH MANAGEMENT AND THE GROWTH BASKET

Institute for Wealth Management

The Institute for Wealth Management LLC (“IWM”), a Delaware-incorporated limited liability company, is a registered investment adviser under the Investment Advisers Act of 1940, as amended (SEC File No. 801-67624). IWM’s corporate address is 1775 Sherman St., Suite 2750, Denver, Colorado, 80203.

IWM is an investment adviser that provides subscribers with access to investment models based on the advice of institutional money managers. IWM does not make asset allocation decisions. Instead, IWM implements recommendations of specified institutional money managers. IWM performs on-going monitoring of the performance of the money managers selected.

For more information on IWM, please refer to www.instituteforwealth.com. The information on the IWM’s website is not, and should not be considered, incorporated by reference into this pricing supplement.

The Growth Basket

IWM has designed the Growth Basket solely for the purpose of the Securities. For more information regarding the components and weightings of the notional investments reflected in the Growth Basket, see “The Portfolio—The Performance Assets.” The objective of the Growth Basket is to provide a total return of investment in excess of that which is available from investing in a broadly diversified portfolio with a comparable level of risk, represented by the S&P 500 Total Return Index.

Basket Composition Agreement

On February 1, 2010, IWM and Barclays Bank PLC, as issuer and calculation agent, entered into a basket composition agreement (the “Basket Composition Agreement”) to govern IWM’s relationship with Barclays Bank PLC in respect of the Securities. Under the terms of this agreement, IWM agreed to provide the calculation agent with the composition and weightings of the notional investments in ETFs included in the Growth Basket.

Under the Basket Composition Agreement, we have agreed to pay IWM for its services an amount equal to four-sevenths of the total investor fee received by us after the inception date in respect of the number of Securities that are outstanding on the last calendar day of each month (excluding the number of issued Securities held by us for our own account and which are not lent to any clients or third parties).

MARKET DISRUPTION EVENTS

A valuation date or allocation adjustment date may be postponed (and thus the determination of the value of the Securities, as well as the maturity date) may be subject to adjustment, if the calculation agent determines that, on such date, a market disruption event has occurred or is continuing in respect of the performance assets. Please see the discussion under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds”; “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”; and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or any Combination Thereof” in the accompanying prospectus supplement for a description of the market disruption and adjustment events applicable to your Securities.

Antidilution Adjustments

If an event occurs which, in the sole discretion of the calculation agent, has a dilutive or concentrative effect on the aggregate value of the ETF shares, the calculation agent may adjust any variable described in this pricing supplement, including the number of ETF shares in the performance basket, the distributed dividends per ETF share and the closing price on any valuation date, and will make such adjustments as it deems necessary to negate such dilutive or concentrative effect. All such adjustments will occur in the manner described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”; “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”; and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket.”

TRADEMARKS

Barclays PROSPER™ is a trademark of Barclays Bank PLC.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the Unit NAV of the Portfolio on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker; the prevailing interest rate environment; economic, financial, political, regulatory, geographical or judicial events that affect interest rates; or the creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Securities will be offered in denominations of $1,000.

Payment at Maturity

If you hold your Securities to maturity, you will receive a payment for each Security equal to the greater of (1) the Unit NAV as of the final valuation date and (2) the minimum protection level as of the final valuation date.

For purposes of calculation, the Portfolio is divided into “Portfolio Units”, with each such unit representing the value and performance of a single Security, assuming an investment of $1,000 in the Portfolio on the Portfolio launch date. On January 29, 2010, the value of each Portfolio Unit (the “Unit NAV”) was $1,059.98. At the close of business on each subsequent trading day, including the inception and final valuation dates, the Unit NAV will be calculated using the methodology described in “The Portfolio” of this pricing supplement.

The “minimum protection level” on any valuation date is equal to 85% of the highest Unit NAV calculated as of the close of business on all valuation dates following the Portfolio launch date, up to and including the then current valuation date. The minimum protection level as of January 29, 2010 was $934.53, which represents 85% of the highest Unit NAV calculated on any valuation date between the Portfolio launch date and January 29, 2010 (inclusive of both days). On any subsequent valuation date, including the final valuation date, the minimum protection level will not be lower than $934.53.

The “investor fee” is generally equal to 1.75% of the Unit NAV per year and has been, and generally will be, deducted from the Unit NAV on each valuation date following the Portfolio launch date but may be less than such amount under certain circumstances, as described in the following paragraph. No investor fee was deducted on Portfolio launch date. On each subsequent valuation date, up to and including the final valuation date, the investor fee was and will be deducted, on a pro-rata basis, from the constituent assets within each Portfolio Unit by the following percentage: (1) the investor fee rate on such valuation date times (2) the number of calendar days from (and including) the immediately preceding valuation date to (but excluding) the then current valuation date, divided by (3) 365. The Unit NAV calculated on each valuation date reflects the net asset value of the Portfolio Unit after the deduction of investor fee on such valuation date. Notwithstanding the deduction of any investor fees, you will not receive less than the minimum protection level at maturity.

The “investor fee rate” is 1.75% on any valuation date after the Portfolio launch date if the Unit NAV on the immediately preceding valuation date is greater than the minimum protection level on such preceding valuation date. If the Unit NAV on the immediately preceding valuation date is less than or equal to the minimum protection level on such preceding valuation date, the investor fee rate will be the lesser of (1) 1.75% and (2) the cash index interest rate (as defined herein) on the then current valuation date.

A “valuation date” is any trading day on or after the Portfolio launch date where the Unit NAV is calculated using the methodology described in the “The Portfolio” section of this pricing supplement. The “initial valuation date” was the Portfolio launch date. The “final valuation date” for the Securities will be July 21, 2014, subject to market disruption events and non-trading days.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. The calculation agent may postpone the final valuation date—and therefore the maturity date—if the value of the Portfolio is not available or cannot be calculated, though such postponement will not exceed five business days.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies.”

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional securities to form a single class within the outstanding Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

When we refer to a trading day with respect to the Securities, we mean any business day on which trading is generally conducted on NYSE Arca and trading is generally conducted on the interbank market, in each case as determined by the calculation agent in its sole discretion.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

Role of Calculation Agent

Barclays Bank PLC will serve as the calculation agent for the Securities. The calculation agent will be responsible for the composition, calculation and maintenance of the Portfolio and may also, in its sole discretion, make a number of determinations regarding the value of the Securities, including the existence of market disruption events, business days, the default amount, the maturity date and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the ETFs within the Portfolio or purchases and sales of derivatives linked to such ETFs prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions into which we have entered. We or our affiliates may close out our or their hedge positions on or before the final valuation date. The hedging activity discussed above may adversely affect the value of the Portfolio and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Income Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC, the Securities should be treated as debt instruments subject to the special tax rules governing contingent payment debt obligations for United States federal income tax purposes. Except as otherwise noted, the discussion below assumes that the Securities will be treated as such. Under the special tax rules governing contingent payment debt obligations, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Securities, and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Securities (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the Securities prior to your receipt of cash attributable to that income. Prospective purchasers can obtain the comparable yield and projected payment schedule of the Securities by contacting Structuring, Investors Solutions Americas at (212) 412-1101.

The amount of interest that you will be required to include in income in each accrual period for the Securities will equal the product of the adjusted issue price for the Securities at the beginning of the accrual period and the comparable yield for the Securities for such period. The adjusted issue price of the Securities will equal the original offering price for the Securities plus any interest that has accrued on the Securities (under the rules governing contingent payment debt obligations).

You are required to use the comparable yield and projected payment schedule provided by Barclays Bank PLC in determining your interest accruals in respect of the Securities, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Securities, and we make no representations regarding the amount of contingent payments with respect to the Securities. Any Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule.

Secondary Purchasers. If you purchase the Securities for an amount that differs from the Securities’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Securities and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the Securities for an amount that is less than the adjusted issue price of the Securities, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt of the maturity payment under the Securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Securities for an amount that is greater than the adjusted issue price of the Securities, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt of the maturity payment under the Securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Treatment Upon Sale or Maturity

You will recognize gain or loss upon the sale or maturity of the Securities in an amount equal to the difference, if any, between the amount received at such time and your adjusted basis in the Securities. In general, your adjusted basis in the Securities will equal the amount you paid for the Securities, increased by the amount of interest you previously accrued with respect to the Securities (in accordance with the comparable yield for the Securities) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Securities under the rules set forth above under “—Secondary Purchasers.”

Any gain you may recognize upon the sale or maturity of the Securities will be ordinary interest income. Any loss you may recognize at such time will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the Securities, and thereafter will be capital loss.

Alternative Treatments

It is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences that are different from those described above. For example, it is possible that you could be required to recognize gain or loss each time the Portfolio is adjusted according to the PROSPER strategy. If you are required to recognize gain or loss each time the Portfolio is adjusted, such gain or loss would likely be either ordinary gain or loss or short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Additionally, if, as a result of an increase in the value of the Portfolio, the Notes guarantee, at a time that is more than six months prior to the Securities’ maturity, a payment in excess of the projected amount payable at maturity for U.S. federal income tax purposes, the Internal Revenue Service could take the position that holders must include additional amounts in income on a current basis or over the remaining term of the Securities, based on the minimum amounts that holders are guaranteed to receive at maturity. Holders should consult their tax advisors regarding the risk that the Internal Revenue Service could take such a position.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the amount of the Securities at a price per Security that is equal to the Unit NAV at the close of business on the inception date. The Agent is committed to take and pay for all of the Securities, if any are taken.

The Agent proposes to offer the Securities initially at a public offering price per Security that is equal to the Unit NAV at the close of business on the inception date.

Delivery of the Securities will be made against payment for the Securities no more than three business days following the inception date for the Securities (that is, the Securities will have a settlement cycle that is no longer than “T+3”).

For considerations relating to an offering of Securities with a settlement cycle longer than T+3, please see the discussion under “Plan of Distribution” in the accompanying prospectus supplement.

After the inception date, the public offering price and the selling terms may be varied from time to time by the Agent.

If the Securities are sold in a market-making transaction after their initial sale, information about the purchase price and the date of sale will be provided in a separate confirmation of sale.

$[—]

BARCLAYS BANK PLC

Barclays PROSPERTM ETF Notes

MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

            , 2010

(to Prospectus dated February 10, 2009 and

Prospectus Supplement dated September 14, 2009)